Exhibit 2.1

FIRST AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to the Stock Purchase Agreement (as defined below), dated as of July 3, 2025, is entered into by and between Ambac Financial Group, Inc., a Delaware corporation (“AFG”) and American Acorn Corporation (“Acorn”), a Delaware corporation. AFG and Acorn are also each referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Stock Purchase Agreement.

RECITALS

WHEREAS, AFG and Acorn entered into the Stock Purchase Agreement on June 4, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Stock Purchase Agreement”);

WHEREAS, pursuant to Section 9.3 of the Stock Purchase Agreement, the Stock Purchase Agreement may be amended or modified only by a written instrument executed by the Party against whom enforcement of the amendment or modification is sought; and

WHEREAS, the Parties desire to amend the Stock Purchase Agreement on the terms set out in this Amendment.

NOW THEREFORE, in consideration of their mutual promises under this Amendment, the benefits to be derived by each Party, and other good and valuable consideration, the Parties hereby agree as follows:

AGREEMENT

Section 1. Amendment to the Stock Purchase Agreement.

1.1 The first paragraph of Section 1.3 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“The closing of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Debevoise & Plimpton LLP, 66 Hudson Boulevard, New York, New York 10001 (or such other place as Seller and Buyer may agree in writing) (a) on the date that is the last Business Day of the calendar month during which the last of the conditions set forth in Article 6 to be so satisfied or waived has been so satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the “Condition Satisfaction”) or (b) at another date, time or place that is mutually agreed to in writing by Seller and Buyer. The date on which the Closing takes place shall be the “Closing Date.” At the Closing:”

1.2 Section 7.1(b)(i) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“(i) the Closing shall not have been consummated on or before December 31, 2025 (the “End Date”); provided, however, that if the Closing has not occurred due solely to the failure of the conditions to Closing set forth in Section 6.1(a) to be satisfied, the End Date shall be automatically extended for an additional ninety (90) days and the parties agree to continue to use their respective reasonable best efforts to satisfy such Closing conditions (such extended End Date, as so extended, shall be the “End Date” for all purposes under this Agreement); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;”

Section 2. No Waiver. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Stock Purchase Agreement or any rights or obligations of any party in, under or with respect to the Stock Purchase Agreement and shall not be effective for any other purpose (including any future interpretation of any provision of the Stock Purchase Agreement not amended herein) or transaction. Except as modified by this Amendment, the Stock Purchase Agreement shall continue in full force and effect.

Section 3. References. Any references to the Stock Purchase Agreement, and any reference in the Stock Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other word or words of similar import, in each case, shall reference the Stock Purchase Agreement as amended by this Amendment.

Section 4. Entire Agreement. The Stock Purchase Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Amendment, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

Section 5. Miscellaneous. The provisions of each of Section 9.2 (Notices), Section 9.3 (Amendment; Waivers, etc.), Section 9.4 (Expenses), Section 9.5 (Governing Law, etc.), Section 9.6 (Successors and Assigns), Section 9.7 (Entire Agreement), Section 9.8 (Severability), Section 9.9 (Counterparts; Effectiveness; Third-Party Beneficiaries), Section 9.11 (Specific Performance), and Section 9.13 (Waiver of Conflicts; Attorney-Client Privilege) of the Stock Purchase Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first set forth above.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Claude LeBlanc
Name: Claude LeBlanc Title: President and Chief Executive Officer

[Signature Page – First Amendment to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first set forth above.

AMERICAN ACORN CORPORATION

By:	/s/ Greg Share
Name: Greg Share Title: President

By:	/s/ Patrick George
Name: Patrick George Title: Vice President and Secretary

[Signature Page – First Amendment to Stock Purchase Agreement]